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                                                                  Exhibit (h)(6)


                             JOINT INSURED AGREEMENT


AGREEMENT made this eighteenth day of November, 1998, by and among DOW TARGET VARIABLE FUND LLC, an Ohio limited liability company, OHIO NATIONAL FUND, INC., a Maryland corporation, ONE FUND, INC., a Maryland corporation, (each individually referred to herein as a "Fund," and collectively as the "Funds"), and OHIO NATIONAL INVESTMENTS, INC. (the "Adviser"), an Ohio corporation.

WHEREAS, the Funds have purchased Financial Institution Bond No. SSB-FR7766 underwritten by Hartford Fire Insurance Company and will, in the future, purchase similar fidelity bonds in replacement thereof (the "Bond"); and

WHEREAS, the Bond covers the Adviser and the Funds as joint insureds; and

WHEREAS, the Boards of each of the Funds have determined that the Bond premiums shall be equitably borne by each portfolio of the Funds; and

WHEREAS, future fidelity bonds issued in replacement of the Bond might include deductible provisions with respect to certain coverages thereunder; and

WHEREAS, the Division of Investment Management of the Securities and Exchange Commission has adopted the position that applicable law does not permit an investment company to maintain a fidelity bond having a deductible clause unless such investment company's investment adviser agrees to indemnify the investment company for losses subject to the deductible clause and further provided that such investment adviser shall maintain an amount equal to the deductible amount in an escrow or similar account;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Funds and the Adviser agree as follows:

         1. In the event of the recovery under the Bond as a result of any loss sustained by the Adviser and any or all of the Funds, the recovering Fund or Funds shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which each recovering Fund would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the Investment Company Act of 1940, as amended.

         2. In the event of any loss by a Fund which the underwriter of the Bond determines would otherwise be payable under the Bond but for the limitations of any deductible clause, the Adviser agrees to indemnify that Fund and pay it for any such loss not to exceed the deductible amount.

         3. The Adviser agrees that, in the event that the Bond should contain any deductible clause, the Adviser shall then maintain a special reserve account in the amount of no less than the deductible amount which amount shall be specifically reserved for payment by the Adviser to the Funds in the event of any claim by either of the Funds under this agreement.



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         4.      In the event that either of the Funds should suffer any loss as a result of the Adviser's failure to maintain adequate reserves as provided in section 3 of this agreement, the amount of such loss, as determined by a majority of those members of the Board of that Fund who are not defined as "interested persons" of the Fund under Section 2(a)(19) of the Investment Company Act of 1940, shall be set off and deducted from any fees then or later owed by that Fund to the Adviser under the Investment Advisory Agreement, or any supplement thereto, between the Fund and the Adviser.

         5. Each of the Funds shall pay, from the assets of each of their portfolios, that portion of the Bond's premium which is a fraction of the total premium which, on the date of payment, each respective portfolio's total net assets bears to the combined total net assets of all of the Funds.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in triplicate in Montgomery, Ohio on the eighteenth day of November, 1998.


OHIO NATIONAL FUND, INC.

By:  s/John J. Palmer
   -----------------------------
     John J. Palmer
     President


ONE FUND, INC.

By:  s/John J. Palmer
   -----------------------------
     John J. Palmer
     President


DOW TARGET VARIABLE FUND LLC

By:  s/John J. Palmer
   -----------------------------
     John J. Palmer
     President


OHIO NATIONAL INVESTMENTS, INC.

By:  s/Joseph P. Brom
   -----------------------------
     Joseph P. Brom
     President